FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207677-03

Sent: Wednesday, November 09, 2016 11:16 AM
Subject: GSMS 2016-GS4 -- New Issue Announcement (Public)(external)

GSMS 2016-GS4 -- New Issue Announcement (Public)(external)

$903.354mm Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner: Goldman, Sachs & Co.

Co-Managers: Academy Securities, Inc., Drexel Hamilton, LLC and Morgan Stanley

						U/W NOI
Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	Debt Yld
A-1	Aaa(sf)/AAAsf/AAA(sf)	31.820	2.83	30.000%	35.6%	18.6%
A-2	Aaa(sf)/AAAsf/AAA(sf)	201.522	4.90	30.000%	35.6%	18.6%
A-3	Aaa(sf)/AAAsf/AAA(sf)	175.000	9.66	30.000%	35.6%	18.6%
A-4	Aaa(sf)/AAAsf/AAA(sf)	267.043	9.84	30.000%	35.6%	18.6%
A-AB	Aaa(sf)/AAAsf/AAA(sf)	43.192	7.17	30.000%	35.6%	18.6%
A-S	Aa3(sf)/AAAsf/AAA(sf)	92.388	9.94	21.000%	40.2%	16.5%
B	NR/AA-sf/AA(sf)	48.761	9.94	16.250%	42.6%	15.5%
C	NR/A-sf/A(sf)	43.628	9.94	12.000%	44.8%	14.8%

Collateral Summary

Initial Pool Balance:	$1,026,539,204
Number of Mortgage Loans:	33
Number of Mortgaged Properties:	95
Average Cut-off Date Mortgage Loan Balance:	$31,107,249
Weighted Average Mortgage Interest Rate:	3.8237%
Weighted Average Remaining Term to Maturity/ARD (mos):	107
Weighted Average Remaining Amortization Term (mos):	359
Weighted Average Cut-off Date LTV Ratio:	50.9%
Weighted Average Maturity/ARD Date LTV Ratio:	44.7%
Weighted Average Underwritten Debt Service Coverage Ratio:	3.04x
Weighted Average Debt Yield on Underwritten NOI:	13.0%
% of Mortgage Loans with Mezzanine Debt:	7.3%
% of Mortgage Loans with Subordinate Debt:	26.8%
% of Mortgage Loans with Preferred Equity:	17.0%
% of Mortgaged Properties with Single Tenants:	19.8%

Property Type:	39.0% Office, 31.6% Retail, 15.2% Industrial, 11.1% Hospitality, 2.2% Mixed Use, 0.8% Self Storage

Top 5 States:	32.0% CA, 18.1% IL, 8.3% NY, 6.6% PA, 5.1% FL

Anticipated Timing

Global Investor Call:	Thursday, November 10th
Anticipated Pricing:	Week of November 14th
Anticipated Closing:	Weds, November 30th

Global Investor Call Details

Date:	Thursday, November 10th
Time:	2:00PM ET
US/CAN Toll Free:	800-289-0552
Passcode:	6189169

Roadshow Schedule

Wednesday, November 9th

Hartford, CT - Breakfast Meeting
- Max Downtown (Blue Room)
- 185 Asylum St, Hartford, CT
- 8:30AM ET

Boston, MA – Lunch Meeting
- Boston Harbor Hotel (South Atlantic Room)
- 70 Rowes Wharf, Boston, MA
- 12:30PM ET

Thursday, November 10th

Minneapolis, MN - Breakfast Meeting
- The Marquette Hotel(Minnesota River Room)
- 710 Marquette Ave, Minneapolis, MN
- 8:00AM CT

Preliminary Offering Materials

Term Sheet

Annex A

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-207677) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.